INSIDER TRADING POLICY Revision: March 2023 SEAPEAK LLC Insider Trading Policy

Seapeak LLC – INSIDER TRADING POLICY 2023 2 INSIDER TRADING POLICY Revision: March 2023 INSIDER TRADING POLICY Background The board of directors of Seapeak LLC (the "Seapeak") has adopted this Insider Trading Policy for directors, officers, employees and consultants of Seapeak relating to the trading of Seapeak’s securities as well as the securities of publicly traded companies with whom we have a business relationship. U.S. securities laws prohibit the purchase or sale of a company's securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. This policy is designed to prevent insider trading or allegations of insider trading, and to protect Seapeak’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the General Counsel or the Chief Compliance Officer of Seapeak. Penalties for Noncompliance Civil and Criminal Penalties Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided. Controlling Person Liability If Seapeak fails to take appropriate steps to prevent illegal insider trading, they may have "controlling person" liability for a trading violation, with civil penalties of up to the greater of approximately $2.1 million (subject to adjustment for inflation) and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to Seapeak’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. Company Sanctions Failure to comply with this policy may also subject you to sanctions imposed by Seapeak, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Seapeak LLC – INSIDER TRADING POLICY 2023 3 INSIDER TRADING POLICY Revision: March 2023 Scope of Policy Persons Covered This policy applies to all directors, officers, employees and consultants of Seapeak and its subsidiaries. Additionally, the same restrictions that apply to you also apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Seapeak’s securities are directed by you or are subject to your influence or control. In addition, this policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person or entity complies with this policy. Companies Covered The prohibition on insider trading in this policy is not limited to trading in Seapeak’s securities. It includes trading in the securities of other public companies with whom we have a business relationship, including those with which Seapeak may be negotiating major transactions (such as an acquisition, investment or sale). Transactions Covered Trading includes purchases and sales of preferred units, derivative securities such as put and call options and convertible debentures, and debt securities (debentures, bonds and notes). Statement of Policy No Trading on Inside Information You may not trade in the securities of Seapeak, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to Seapeak. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with Seapeak. No Tipping You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading. No Exception for Hardship The existence of a personal financial emergency does not excuse you from compliance with this policy.

Seapeak LLC – INSIDER TRADING POLICY 2023 4 INSIDER TRADING POLICY Revision: March 2023 Blackout and Pre-Clearance Procedures To help prevent inadvertent violations of the U.S securities laws, the board of directors has adopted an Addendum to the Insider Trading Policy that applies to directors and executive officers of Seapeak, and certain designated employees and consultants of Seapeak and its subsidiaries who have access to material nonpublic information about Seapeak. Seapeak will notify you if you are subject to the addendum. The addendum generally prohibits persons covered by it from trading in Seapeak’s securities during quarterly blackout periods (beginning on the last business day of the last month of a quarter and ending after the second full business day following the release of Seapeak’s earnings for that quarter). Definition of Material Nonpublic Information Note that inside information has two important elements: (1) materiality, and (2) public availability. Material Information Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are: • Projections of future earnings or losses or other earnings guidance. • Earnings that are inconsistent with the consensus expectations of the investment community. • A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets. • A change in management. • Major events regarding Seapeak’s securities. • Severe financial liquidity problems. • Actual or threatened major litigation, or the resolution of such litigation. • New major contracts, orders, suppliers, customers or finance sources, or the loss thereof. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Nonpublic Information Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its "nonpublic" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when:

Seapeak LLC – INSIDER TRADING POLICY 2023 5 INSIDER TRADING POLICY Revision: March 2023 1. it has been released broadly to the marketplace (such as by a press release or an SEC filing), and 2. the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if Seapeak announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Seapeak securities is the opening of the market on Thursday. However, if Seapeak announces earnings after trading begins on that Tuesday, the first time you can buy or sell Seapeak securities is the opening of the market on Friday. Post-Termination Transactions This policy continues to apply to your transactions in Seapeak securities you may hold even after you have terminated employment or other services to Seapeak as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Seapeak securities until that information has become public or is no longer material.

Seapeak LLC – INSIDER TRADING POLICY 2023 6 INSIDER TRADING POLICY Revision: March 2023 ADDENDUM TO INSIDER TRADING POLICY To: Directors, Executive Officers and Designated Employees and Consultants of Seapeak LLC Re: Addendum to Insider Trading Policy - Pre-clearance and Blackout Procedures To help prevent inadvertent violations of the U.S. securities laws, the board of directors of Seapeak LLC (“Seapeak”) has adopted this Addendum to Insider Trading Policy. This addendum applies to directors, executive officers and certain designated employees and consultants of Seapeak and its subsidiaries ("covered persons") who have access to material nonpublic information about Seapeak. The positions of the covered persons subject to this addendum are listed on the attached Schedule A. This addendum is in addition to and supplements Seapeak’s Insider Trading Policy. Pre-clearance Procedures Directors and executive officers, together with their family members and other members of their household, may not engage in any transaction involving securities of Seapeak without first obtaining pre-clearance of the transaction from the General Counsel or the Chief Compliance Officer of Seapeak (each, the "compliance officer"). A request for pre-clearance should be submitted to the compliance officer at least two business days in advance of the proposed transaction. The compliance officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. The compliance officer himself or herself may not trade in Seapeak securities unless the other compliance officer has approved the trade(s) in accordance with the procedures set forth in this addendum. Blackout Procedures All directors and executive officers of Seapeak and other covered persons are subject to the following blackout procedures. Quarterly Blackout Periods Seapeak’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Seapeak’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in Seapeak’s securities during the period beginning at the close of business, New York time, on the last business day of the last month in each calendar quarter (i.e. March, June, September and December) and ending on the opening of business, New York time, on the second business day following the public release of Seapeak’s earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule A attached to this addendum and all other persons who are informed by a compliance officer that they are subject to the quarterly blackout periods.

Seapeak LLC – INSIDER TRADING POLICY 2023 7 INSIDER TRADING POLICY Revision: March 2023 Interim Earnings Guidance and Event-Specific Blackouts Seapeak may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while Seapeak is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. Exception for Approved 10b5-1 Plans Trades by covered persons in Seapeak’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Seapeak requires that all 10b5-1 plans be approved in writing in advance by a compliance officer. 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material nonpublic information.

Seapeak LLC – INSIDER TRADING POLICY 2023 8 INSIDER TRADING POLICY Revision: March 2023 SCHEDULE A Covered Persons • All Directors of Seapeak LLC (the “Company”) • The Chief Executive Officer of the Company • The Chief Financial Officer of the Company • All Executive Vice Presidents of the Company • All those persons in the Company’s Accounting Department specifically designated as “covered persons” by the Corporate Controller, Finance & Accounting • All Executive Assistants of those persons in the positions listed above